MET-PRO CORPORATION

MET-PRO CORPORATION

Moderator: Kevin Bittle
March 1, 2007
10:00 am CT

Operator:
Good morning. My name is (Russell) and I will be your conference operator today. At this time I would like to welcome everyone to the Fourth Quarter and Year-end Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. Mr. Bittle, you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation’s Earnings Conference Call for the fourth quarter and fiscal year ended January 31, 2007. My name is Kevin Bittle and I'm with the company’s Creative Services department. With me on our call this morning is Ray DeHont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Shortly you will hear comments from both of these individuals, but before we begin, I’d like to make a few comments. First, during today’s call, we will be referring to adjusted earnings. This is considered to be a non-GAAP financial measure since it excludes from earnings the effects of certain non-recurring items.

In this morning’s release we provided a reconciliation of adjusted earnings to our GAAP based results together with a discussion of why we used adjusted earnings. The earnings release, along with a reconciliation, is available on the investor relations page of our corporate website, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our annual report for this fiscal year ended January 31, 2006, that was filed with the SEC for important factors, that among others, could cause our results do differ from any results which might be projected, forecasted, or estimated in any of our forward-looking statements. And with that, I will now turn the call over to Ray.

MET-PRO CORPORATION

Ray DeHont:
Thank you, Kevin. Good morning everyone one and welcome again from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the fourth quarter and the fiscal year ended January 31, 2007. In a moment, Gary Morgan will provide more specific comments on the quarter and fiscal year’s financial results. But prior to that, I’d like to offer these general comments on our performance.

Market demand for Met-Pro’s products remain strong as evidenced by our record fourth quarter and fiscal year bookings, which resulted in a record book backlog entering the new fiscal year. Our fiscal year sales were also the highest of any fiscal year in the company's history.

Earlier this year, Met-Pro took aggressive steps to improve project management and avoid profit erosion on large projects. We offset higher material costs by implementing product price increases and improving our purchasing practices.

These steps, which previously had helped to improve our gross margins in the third quarter, continue to help improve our gross margins in the fourth quarter as well. As a result, on an adjusted basis, our fourth quarter and fiscal year net income and earnings per share also increased.

I would now like to ask Gary Morgan to review our fourth quarter and fiscal year financial performance, after which I will provide some concluding remarks before we take your questions. Gary?

Gary Morgan:
Thank you, Ray. Net sales for the fourth quarter totaled $22.5 million, just slightly below our record high fourth quarter sales of $22.6 million for last year. Net sales for the fiscal year ended January 31, 2007 were the highest of any fiscal year in the company’s history, totally $91.4 million compared with $85.1 million for the same period last year, an increase of 7%.

The increase in net sales was due to 10% increases in both our product recovery pollution control technologies and fluid handling technology segments offset by a slight decrease in the filtration purification technology segment.

For the fourth quarter we reported net income of $2 million compared with $2.2 million for the same quarter. Excluding an adjustment of $450,000 related to prior year’s research and development tax credits taken in the fiscal year ended January 31, 2006, our adjusted net income was $2 million for the fourth quarter compared with $1.7 million for the same quarter last year, an increase of 17%.

Our diluted earnings per share adjusted for prior year’s research and development tax credits, were 18 cents per share for the fourth quarter compared with 15 cents per share for the same quarter last year, an increase of 20%.

MET-PRO CORPORATION

For the fiscal year ended January 31, 2007, our net income totaled $7.2 million compared with $7.3 million reported last year. As outlined in our news release, the decrease in net income was due to three factors. The first factor was non-reoccurring expenses in the first quarter resulting from the relocation of the company's Sethco and Mefiag business units and the expansion of the company's Netherlands and Telford, Pennsylvania facilities which together reduced net income by $239,000.

The second factor was a one-time loss on the curtailment of pension benefits in the third quarter, which reduced net income by $157,000. And the third factor was an increase in the effective tax rate compared to tax year due to the fact that last year’s total research and development tax credits of $600,000 included $450,000 of credits related to the three year-period ending January 31 of 2005.

Excluding these items, adjusted net income was $7.6 million compared with $6.9 million for the same period last year, an increase of 11%. As a result of these three factors, our adjusted diluted earnings per share for the fiscal year were 67 cents per share compared with 61 cents per share for the same period last year, an increase of 10%.

I’d like to point out the relocation of the company's Sethco and Mefiag business units and the expansion of the company’s Netherland and Telford, Pennsylvania facilities have been completed and no future costs are expected.

As a result of our record high bookings totaling $103.5 million in the fiscal year ended 2007, we ended the year with a record high backlog of $28.6 million compared to $17.7 million for the same period last year, an increase of 62%.

Our balance sheet remains strong. At the end of the fiscal year our cash on hand totaled $17.3 million, or $1.54 per share, and our current ratio is 4.1. Our debt totals $7.4 million, which results in a total debt to equity ratio of 10.2%. This concludes my comments. Thank you. And I will now turn the call back to Ray. Ray?

Ray DeHont:
Thank you, Gary. During the past year we continued to invest in and improve our sales and marketing organization. Together with a good market, this has resulted in record bookings, and in turn, record sales. The aggressive steps we took earlier in the fiscal year to improve profitability are working, as evidenced by the improvement in our third and fourth quarter gross margins and the increase in our fourth quarter and fiscal year net income and earnings per share on an adjusted basis.

MET-PRO CORPORATION

In addition, the completed expansion of our Telford, Pennsylvania and Heerenveen, Netherlands facilities and the relocation of three divisions -- Sethco division to Telford, Pennsylvania, Mefiag division to Owosso, Michigan, and Systems division to Harleysville, Pennsylvania, along with the organizational changes we have made, have also helped improve profitability through better operating efficiencies.

In closing, we believe the measures we have taken to improve our sales and marketing organization and increase our profitability, together with a strong demand for our products, our record backlog, and steady quotation activity, allow us to remain optimistic about our prospects for the new fiscal year.

I’d like to thank all of your for your participation in today’s call. I'll now turn the call back to Kevin Bittle. Kevin?

Kevin Bittle:	Thank you, Ray. At this time we would welcome any questions you may have. I would like to ask our Operator, (Russell), to provide instructions for this portion of the call. Thank you.

Operator:
At this time I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, that is star then the number one on your telephone keypad to ask a question. Your first question comes from (Ryan Connors).

(Ryan Connors):	Good morning, gentlemen.

Ray DeHont:	Good morning (Michael) - or Ryan.

Gary Morgan:	Good morning, (Ryan).

(Ryan Connors):
(You guys). Ray, you know, I understand the issue of the tough year over year comparison, you know, in the top line. But it does seem to me like there's a little bit of a disconnect between the strength the company's been seeing really kind of over a year now in the backlog and bookings and what’s kind of taking place on a top line.

So I wondered if you could just kind of revisit the connection between bookings and backlog on one hand and sales on the other and just kind of, you know, just how investors should think about the connection between the two and in terms of lag and so forth. If you could just talk about that, that would be useful.

Ray DeHont:
Sure. Well as you all know, the bookings have to come first. And our bookings this past year were good. And - but what happened was some of the bookings came in later in the year, especially on the engineered product side. We announced a $7 million - approximately a $7 million booking for our Systems division later in the year. We also announced a $3.2 million booking for our Duall division - both engineered products.

MET-PRO CORPORATION

On the $3.2 million we were able to ship 1/3 of it out this current fiscal year. The other 2/3 will be going out in fiscal year 2008 as will the $7 million Systems project. So the bookings, depending when they come in, especially on the engineer project side, can affect what that backlog will be at the end of the year.

If they come in last in the third quarter or fourth quarter, most of the times on the larger engineered product type sales, they won’t go until the next fiscal year. In addition, on some of our smaller projects - let’s just take for instance on the fluid handling technology side - our pump businesses - we booked a record $1.7 million aquarium project for the Dubai aquarium.

And the shipments on that aquarium - many of them went out in the fourth quarter, but also some of them are going out this fiscal year. So that affected the backlog going into this year and also affected our sales last year.

So it’s a matter of timing in many instances, Ryan, where depending when those larger projects come in, will depend when the backlog is going to be able to ship. Typically our backlog will ship - our normal backlog three to six months. Even with these large projects, those projects will ship within a year. So again, it’s a timing - whether it comes in earlier in the year or later in the year.

(Ryan Connors):	Okay so there’s no cancellation issues or anything like that. It’s just a matter of timing and how far, you know, it gets pushed out based on the size of the project.

Ray DeHont:
Yes. There were no cancellation projects of any projects. And it was matter of timing as you - as I just mentioned where you had two of the larger projects that were booked happening in basically the fourth quarter.

(Ryan Connors):
Great. You know, the other thing - in relation to our expectations, the gross margin line was actually very much a positive surprise in the quarter. I wonder if you could talk about, you know, A, what drove that, and B, you know, whether we’re kind of at a sustainable run rate now where we’ll stay at the third and fourth quarter levels up in the, you know, low 30’s or whether we'll again revisit the first half of '06 where we were down 28/29%.

Obviously the second half was much, much stronger. I'm trying to get a feel for what we should be expecting going forward.

Ray DeHont:	Well one thing -- I don't believe we will be revisiting the first or second quarter.

Gary Morgan:	Yes.

Ray DeHont:
I think we’ve put too many things in place as far as the different steps we've taking on the project management side, on the procurement side and the price increases. So I don't see that happening again.

MET-PRO CORPORATION

I believe that when you look at the over - the total year picture this coming fiscal year, that there will be a good improvement over the total year gross margin that we experienced this year, which was down slightly from last year if you look at the numbers.

The - to say that we would do the 33.7% every quarter depends on product mix. If you have a large project that might be going out at - not a low margin but a lower than let’s say our high margin business, that can hurt us as far as - for a quarter. But overall for the year we see it being a good year gross margin wise, and we see it being somewhere around what we did in the third and fourth quarter -- somewhere in that vicinity.

(Ryan Connors):	Okay.

Gary Morgan:
(Ryan) also at the end of last year, our - the quality of the backlog had some projects in there that are very low margins. The quality of the backlog this year to $28.6 million is a lot better quality backlog. By quality I mean higher margins in that - than it was at this point last year.

(Ryan Connors):	Okay.

Ray DeHont:
As you recall, (Ryan), in the second quarter we had a $2 million project that had a significant erosion in profit. We have nothing in the backlog that - like that. And we've looked at our total backlog. We've gone over every piece of our total backlog looking at where we - where these projects should come in and how they’re being executed and where we’re at different times within the execution of these projects. And we don't see anything that concerns us.

The difficult part, as I said, with the product mix, would be how much of our parts business comes in a given quarter and how quickly we turn things. When you look at the backlog, we’re entering the year with approximately $28 million. If we maintain or improve our book ship ratio, we should have a good year as far as shipping - a very good year shipping wise.

(Ryan Connors):
Okay. And just one more and then I'll hope back in the - in line. You know, Ray, I know your product lines go into a whole slew of different end markets and it’s a question you get a lot in terms of what are the biggest ones and so forth. But I wondered if you could just kind of talk about relative strength and weakness there. Maybe give us the two or three strongest end markets you’re seeing right now and, you know, maybe the two or three that are a little on the weak side.

Ray DeHont:
Well the ethanol market is still a good market for us. It’s - and that’s basically where the $7 million project came in. So that market’s been good to us and it’s continuing to be good. The municipal sales market has also been good for us. That’s where we received the $3.2 million job for instance, for the city of New York with our Duall division. So those are two of the stronger markets.

MET-PRO CORPORATION

Our fluid handling equipment, the aquarium market’s still seems to be strong. The corrosion resistant marketplace as far as with the chemical process and things -- there’s good opportunities there. We see the (unintelligible) airtight business -- the pharmaceutical, the university and hospitals -- we see that coming back this year better than it was last year. Last year was a down year for that group.

But those are some of the key markets that we’re looking at right now. We also feel that with the changes we’ve made in our sales and marketing organization, particularly let’s say in our Pristine waters solutions group, that’s going to help them to have a much better year this year because we now have agents set up, we have the internal sales personnel set up, and we’ve invested a lot in that this past year and we think we’ll be able to bear some fruit from that in the coming year.

(Ryan Connors):	That’s great stuff. Thanks a lot for the time, guys.

Ray DeHont:	Okay, (Ryan). Thank you.

Operator:	Your next question comes from (Michael Gaggler).

Ray DeHont:	(Michael)?

Operator:	Your next question comes from (Ted Vade).

(Ted Vade):	Well hello guys.

Ray DeHont:	Hello. Good morning.

Gary Morgan:	Good morning, (Ted).

(Ted Vade):	Yes. I just have a couple quick questions, the first being can you just provide for me the receivables and inventory (numbers) for the quarter?

Gary Morgan:	(Ted), the accounts receivables ended the year at $20.8 million…

(Ted Vade):	Yes.

Gary Morgan:	…and the inventory was $19.3 million.

(Ted Vade):
Okay, great. And then just to get back to the top line growth, it just seems that - this just pure function, you know, when you have delays timing orders, does have (anything) to do with you guys? It all has to do with customers. Is that correct?

Ray DeHont:
Yes. This is basically timing as to when the orders actually are booked and when we can ship in the book ship based on what we quote the customer. I'll give you an example, though. We did have - for instance at the end of the year we shipped an order which was FOB job site, meaning that it had to be to the job site before we could take a sale.

MET-PRO CORPORATION

And the order - we shipped it in plenty of time to get down to the customer. And the day before it was supposed to arrive, they were within two hours of the job site, one of the trucks broke an axle and the second truck, when he tried to enter Texas, had permit problems. And unfortunately it was too late to do anything as to get that order in the fiscal year. And as a result, that $400,000 of equipment could not be taken as a sale in 2007. It had to go into the fiscal year 2008 fiscal year.

So even things like that that occur can affect that your top line will be. But typically on the top line - if there’s a shift from a delay or anything, it’s more of a delay on the customer’s part.

(Ted Vade):	Okay, great. And then just lastly, long-term gross margin target. I know the, you know, 35% has been floated around. Is that, you know, a couple years out? Is that something that’s achievable?

Ray DeHont:
Yes. In our previous conference call, basically what I said in the three to five year period, we feel we could get back to the 34/35% that we were at a few years ago. And we’re continuing to do things.

We not only had improvement on our purchasing side last year, we took - when you look at some of the moves we made earlier in the year, rather than having the benefit of the synergies, we had some pain, all right, because you were teaching people new things. It was new to the facility that they were now in. We’ve gotten over that, so that’s going to help as far as - we’ll actually see the fruit from the synergies and the efficiencies this coming year.

So we believe that continuing to watch our material costs, continuing to look further out rather than just locally but also globally for products that are used in our products, watching the cost of materials and passing some of those costs on to our customers, all the efficiencies that should come from the organizational moves that we’ve made - we think we still have that chance to get there to the 35/35 - 34/35% in the next three to five years.

(Ted Vade):	Okay, great. And then just ‘07 - just list a couple of the growth drivers you guys see out there right now.

Ray DeHont:	For fiscal year ‘08, which is - people get it confused with the calendar year…

(Ted Vade):	Calendar year.

Ray DeHont:
Okay. Well we’re still looking at some strong growth we believe in the municipal market with our (odor) control scrubbers. We’re looking for growth on the chemical side of our business - our Pristine water solutions. Internationally we’re looking for growth. We have some things going on of course over in Asia.

MET-PRO CORPORATION

We've - we're looking to add and we’re in the process of adding a regional sales manager over in Europe. We think there’s an opportunity there for many of our businesses, especially on the product recovery pollution control technology side, Strobic Air being one of them, and Duall being another one as well as Flex-Kleen.

So the drivers are going to be the international expansion -- the continuation of the international expansion -- the municipal market, as I said, the ethanol market. These are drivers. And then going over to the pharmaceutical hospital institutional-type laboratory fume hood business, we see an improvement and an uptick there also this year. And…

(Ted Vade):	Okay, great.

Ray DeHont:
…Mefiag - one last thing. Our Mefiag business, which had a tough time last year - there were no larger orders last year in the metal finishing industry. And there were a number of reasons -- because of the price of nickel going up and things like that. However, we finished the year in January with a very strong booking mark in the metal finishing area and we look for that to continue in our Chinese operation as well as our European and domestic operations.

(Ted Vade):	Okay. Thank you very much.

Ray DeHont:	You’re welcome.

Gary Morgan:	Thank you, (Ted).

Ray DeHont:	Hi (Michael). We thought you - we lost you.

(Michael Gaggler):
Yes. You’re call’s been cutting out intermittently, so if you’ve answered these questions previously, I apologize. Let’s start off with SG&A. I noticed this has ticked up the last two quarters. Should we be looking at that as a - sort of a normalized run rate going forward.

Ray DeHont:	SG&A as a percentage of sales?

(Michael Gaggler):	No. In total dollar terms.

Ray DeHont:
Well the SG&A - if you look at the G portion of it, we’ve had some things for instance with the curtailment of the - when we froze the pension plan and we had that curtailment expense in there. That was in the SG&A. We’ve also added some agents for our Pristine water solutions, which - the reason for that is that we had a group of customers out there where really they weren’t being serviced. We felt they weren’t being serviced properly, so we brought these agents in to work with us and to not only manage those accounts and grow those accounts, but also grow other accounts in that area in the regions that we gave them.

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So there were expenses there that we did not get the benefit of the increased sales yet. We look for those increased sales this coming fiscal year. So I don’t think you’ll see the continued increase in that area like it did the last couple of quarters.

(Michael Gaggler):	Okay. And maybe you can talk a little bit about what you’re seeing in the acquisition pipeline. I know you’ve been looking for a while. And is it…

Ray DeHont:
We’ve got a couple of them that we’ve been looking at since the last conference call, as a matter of fact, (Michael). One we’re getting real close. It’s been a matter of working with the company and trying to come up with a way where he doesn’t get killed on taxes and we don’t get hurt on the tax side.

So - well we’re getting pretty close there. There’s another one that we’ll be going down to shortly to see if we can close it. These are smaller ones. We’re also working with some people - some M&A people - to go out and actively pursue some acquisitions on a maybe - a little larger scale. So got a couple of them that look like they’re getting close and we’re looking to find some more by working with some good M&A people.

(Michael Gaggler):	Would these be primarily domestic or do you have some on the international front?

Ray DeHont:	We’d be looking at both.

(Michael Gaggler):	Okay. Thank you, gentlemen.

Ray DeHont:	Thank you, (Michael).

Gary Morgan:	Thank you, (Michael).

Operator:	Your next question comes from (John Gibbons).

(John Gibbons):	Good morning, gentlemen. My question’s been answered. Thank you.

Ray DeHont:	You're welcome, (John).

Operator:	Your next question comes from (Tiffany Lawrence).

(Tiffany Lawrence):	Hi there.

Ray DeHont:	Hey, (Tiffany).

(Tiffany Lawrence):	Hello?

Ray DeHont:	Good morning.

(Tiffany Lawrence):	Oh, good morning. I apologize if you already answered this, but is there any chance you can give us any sort of revenue outlook for the coming fiscal year?

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Ray DeHont:	We don’t give guidance.

(Tiffany Lawrence):	Okay.

Ray DeHont:	All I can say is that based on the backlog and our typical book ship ratios, the revenues should be strong this year.

(Tiffany Lawrence):	Okay. Okay, thanks.

Gary Morgan:
And if we ended the year with $103 million of bookings, which - and we have a backlog of $28.6 million compared to $17.7 million last year, so knowing that, our shipments should be higher than what they were in the current year.

(Tiffany Lawrence):	Okay. That works. Thank you.

Ray DeHont:	You’re welcome.

Operator:
Again, if you would like to ask a question, please press star then the number one on your telephone keypad. Again, that’s star then the number one on your telephone keypad to ask a question. There are no further questions.

Gary Morgan:	Thank you, (Russell). That concludes today’s conference call. We thank you all for your participation.

Operator:	This concludes today’s conference call. You may now disconnect.

END

MET-PRO CORPORATION